UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2013

PAN AMERICAN GOLDFIELDS LTD.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-23561 (Commission File Number)	84-1431797 (IRS Employer Identification No.)

Suite 1200 - 570 Granville Street Vancouver, B.C. (Address of Principal Executive Offices)	V6C 3P1 (Zip Code)

(604) 681-1163
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

The information in Item 5.02(c) relating to the terms and conditions of Mr. Daniel Crandall’s consulting agreement for his services as Chief Financial Officer of Pan American Goldfields Ltd. (the “Company”) and the engagement of  Marrelli Support Services Inc.  is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           Effective September 20, 2013, Mr. Salil Dhaumya resigned as the Chief Financial Officer and Secretary of the Company.

(c)           To fill the vacancy resulting from Mr. Dhaumya’s resignation, effective September 20, 2013, Mr. Crandall was appointed as the Chief Financial Officer and Secretary of the Company.

Mr. Daniel Crandall, age 30, has over 8 years of accounting and financial management experience. Since 2012, Mr. Crandall has provided management and financial services to various companies as a consultant.  Since 2012, Mr. Crandall has been serving as a Manager at Marrelli Support Services Inc., specializing in accounting, regulatory compliance and investment based services to numerous issuers on the TSX and TSX-Venture exchanges. Since February 2013, Mr. Crandall has been Chief Financial Officer of West Red Lake Gold Mines Inc., a company engaged in acquiring, exploring and developing mineral properties and listed on the Canadian National Stock Exchange. Since October 1, 2012, Mr. Crandall has been Chief Financial Officer at Black Widow Resources Inc., a company engaged in the exploration of precious and base metal properties and listed on the TSX Venture Exchange.  Since July 26, 2012, Mr. Crandall has been serving as Chief Financial Officer of Loma Vista Capital Inc., a company engaged in the exploration, discovery and development of base metal and precious metal mineral deposits and listed on the Canadian National Stock Exchange, and since September 2012, Mr. Crandall has been serving as Chief Financial Officer of Mukuba Resources Ltd., an African focused base metal exploration company and listed on the TSX Venture Exchange.   From November 14, 2012 to July 13, 2013, he served as Chief Financial Officer of Titan Goldworx Resources Inc., a company engaged in evaluating, acquiring and exploring natural resource properties and listed on the Canadian National Stock Exchange. From September 2006 to May 2013, Mr. Crandall worked at Collins Barrow Toronto LLP, where he audited public and private companies including junior resource, investment, and oil and gas services companies.  Mr. Crandall is a Chartered Professional Accountant, CA and has a Honours Bachelor of Accounting (Co-op) degree from Brock University.

Mr. Crandall’s services are being provided pursuant to the terms of a certain Consulting Agreement dated September 20, 2013 by and among the Company and Marrelli Support Services Inc. (“MSSI”)  and Mr. Crandall, a Manager and employee of MSSI (the “Consulting Agreement”).  Under the Consulting Agreement, MSSI, was engaged by the Company to provide the Company with services relating to those customarily performed by corporate secretary,  chief financial officer and controller.  In providing such services, on behalf of MSSI, Mr. Crandall, agreed to serve as the Company’s Chief Financial Officer and Corporate Secretary.  In exchange for the performance of such services, the Company agreed to (a) pay MSSI  two thousand three hundred thirty three dollars ($2,333) per month for an aggregate amount of twenty eight thousand dollars ($28,000) per year during the term of the Consulting Agreement, (b) reimburse MSSI for expenses incurred by MSSI on behalf of the Company in connection with the performance of the services provided under the Consulting Agreement, and (c) issue Mr. Crandall warrants to purchase three hundred thousand (300,000) shares of common stock of the Company.  The term of the Consulting Agreement commenced on September 20, 2013 and can be terminated by the parties upon thirty (30) days written notice of termination.  As a condition of engagement, among other things, during the term of the Consulting Agreement and thereafter, Mr. Crandall and MSSI  have agreed  not to disclose information concerning the business and affairs of the Company, which are obtained while providing services under the Consulting Agreement.  In addition, pursuant to an engagement letter dated September 20, 2013, DSA Corporate Services Inc., an affiliate of MSSI, has agreed to provide the Company with routine corporate secretarial services, in exchange for payment of five hundred ($500) per month.  The engagement can be terminated by either party with thirty (30) days written notice.

    Other than the arrangements reported in this Item 5.02, there are no other arrangements or understandings between Mr. Crandall and any other persons pursuant to which he was selected as Chief Financial Officer. There are also no family relationships between Mr. Crandall and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the terms of the Consulting Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Consulting Agreement, which the Company intends to file as an exhibit to its upcoming Form 10-Q for the quarterly period ended August 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pan American Goldfields Ltd.,
A Delaware Corporation

Dated: September 26, 2013	/s/ Emilio Alvarez
Emilio Alvarez
Chief Executive Officer